EXHIBIT 5.1
[Waller Lansden Dortch & Davis, LLP letterhead]
July 25, 2007
Psychiatric Solutions, Inc.
6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067
Ladies and Gentlemen:
     We have acted as counsel to Psychiatric Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-4, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of $250,000,000 aggregate principal amount of the Company’s 7 3/4% Senior Subordinated Notes due 2015 (the “Notes”) and the accompanying guarantees (the “Guarantees”).
     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture dated as of July 6, 2005 between the Company, the subsidiary guarantors party thereto (the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), pursuant to which the Notes will be issued (as amended and supplemented, the “Indenture”), the form of the Notes filed as an exhibit to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
     1. The Notes are duly authorized, and, when duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their

Psychiatric Solutions, Inc.
July 25, 2007

terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable.
     2. The Guarantees to be executed by the Guarantors are duly authorized by the Guarantors, and, when duly executed on behalf of the Guarantors and when the Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that certain remedial provisions of the Guarantees are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Guarantees, and the Guarantees contain adequate provisions for the practical realization of the rights and benefits afforded thereby, and except that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable.
     We consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.
Very truly yours,
/s/ Waller Lansden Dortch & Davis, LLP